Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2016 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Ducommun Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ PricewaterhouseCoopers LLP
Los Angeles, CA
November 3, 2016